Exhibit 3.8

AMENDED AND RESTATED
CERTIFICATE OF
DESIGNATIONS, PREFERENCES AND RIGHTS

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

S1GNPATH PHARMA INC.

(Pursuant to Section 11 of the
Delaware General Corporation Law)

SIGNPATH PHARMA INC., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), hereby certifies that the following resolutions were adopted by: (A) the Board of Directors of the Corporation on May 6, 2013 pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law; and (B) in excess of two-thirds (66⅔%) of the issued and outstanding shares of Series A Convertible Preferred Stock.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board”) in accordance with the provisions of its Certificate of Incorporation, as amended, the Board of Directors hereby amends and restates the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock filed with the Secretary of State on November 26, 2008, which authorized a series of the Corporation’s previously authorized Preferred Stock, par value $.10 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Series A Convertible Preferred Stock:

I.	DEFINITIONS
For the purposes hereof, the following terms shall have the following meanings:

“Certificate” means this Certificate of Designation.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Company; and (e) the replacement of a majority of the Board of Directors with individuals who do not constitute members of the Board as of the Original Issue Date.

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement by and between the Corporation and each Holder and registers the resale of all Conversion Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Debt” means, as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 60 days; (c) all capital lease obligations of such Person; (d) all indebtedness, liabilities and obligations of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a lien existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.

“Effective Date” means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Change” means any of the following events or circumstances: (i) any representation or warranty of the Corporation set forth in the Subscription Agreement, this Certificate or the other Transaction Documents fails to be true and correct in all material respects as of the Closing Date as if made on such date; (ii) the corporation fails at any time to comply with or perform in all material respects all of the agreements, obligations and conditions set forth in the Subscription Agreement, this Certificate or the other Transaction Documents that are required to be complied with or performed by the Corporation (after giving effect to any grace periods specified therein); (iii) a Change of Control occurs; or (iv) a Liquidation Event occurs or is publicly announced by or with respect to the Corporation.

“Holder” means a holder of Series A Preferred Stock.

“Original Issue Date” means the date upon which any share of Series A Preferred Stock shall be first issued by the Corporation.

“Person” means any individual, partnership, firm corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Registration Rights Agreements” means that certain Registration Rights Agreement, dated as of November 26, 2008, among the Corporation and the original Holders, as amended.

“Subscription Agreement” means that certain Subscription Agreement entered into among the Corporation and the original Holders pursuant to which the Corporation issued the Preferred Shares.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Euronext, the NYSE MKT, LLC, the Nasdaq Global Market, the Nasdaq Global Select Market, Nasdaq Capital Market, or the OTC Bulletin Board.

“Transaction Documents” means (i) the Subscription Agreement, (ii) this Certificate, (iii) the Registration Rights Agreement, and (iv) all other agreements, documents and other instruments executed and delivered by or on behalf of the Corporation or any of its officers at the Closing contemplated by the Subscription Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (as defined below) (other than the OTC Bulletin Board), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market (other than the OTC Bulletin Board) and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in: the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by the board of directors of the Corporation.

All definitions contained in this Certificate are equally applicable to the singular and plural forms of the terms defined. The words “hereof’, ‘herein” and “hereunder” and words of similar import referring to this Certificate refer to this (certificate as a whole and not to any particular provision of this Certificate.

II.	DESIGNATION AND AMOUNT
The designation of this series, which consists of 10,000 shares of Preferred Stock, is Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The face amount of each share of Series A Preferred Stock (each, a “Preferred Share” and collectively, the “Preferred Shares”) shall be One Thousand Dollars ($1,000) (the “Stated Value”).

III.	RANK

The Series A Preferred Stock shall rank (i) prior to the Corporation’s common stock, par value $.001 per share (the “Common Stock”); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to the Series A Preferred Stock) (collectively, with the Common Stock, “Junior Securities”); (iii) Pari Passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VIII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (“Pari Passu Securities”); and (iv) junior to (A) any Debt issued or assumed by the Corporation and (B) any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VIII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (“Senior Securities”), in each ease as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

IV.	DIVIDENDS

(a) The Holders of Series A Preferred Stock are entitled to receive cumulative dividends at the rate of six and one half percent (6.5%) of the Liquidation Preference (as defined in Article V.C.) as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events, per share per annum, on a pro rata basis, payable in arrears semi annually on the last Trading Day of February and August, beginning in the first February after the Original Issue Date (“Dividend Payment Date”).

(b) Such dividends shall be payable by the Corporation in duly authorized, fully paid and non-assessable shares of Common Stock valued at the higher of (i) the then-current Conversion Rate (as defined below) or (ii) the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(c) Common Stock Dividend Notice. In order to exercise the Common Stock Dividend option with respect to a Dividend Payment Late, the Corporation must deliver, on or before the fifteenth (15th) calendar day immediately prior to such date, written notice to each Holder stating that the Corporation wishes to exercise such option (a “Common Stock Dividend Notice”). If the Corporation wishes to exercise the Common Stock Dividend option with respect to less than all of the Dividends due on a Dividend Payment Date, then the Corporation’s exercise of Common Stock Dividend option (and the delivery of shares of Common Stock pursuant thereto) shall be allocated among the Holders on a pro rata basis in accordance with the number of Preferred Shares held by each Holder. A Common Stock Dividend Notice, once delivered by the Corporation, shall be irrevocable, unless the Corporation is not permitted to exercise the Common Stock Dividend Option in accordance with the terms of Section IV(c).

(d) Delivery of Shares. On or before the third (3rd) Trading Day following a Dividend Payment Date with respect to which the Corporation has validly exercised the Common Stock Dividend option (each a “Common Stock Dividend Delivery Date”), the Corporation must deliver to each Holder a number of shares of Common Stock as determined in accordance with paragraph IV(b) of this Certificate. The Corporation must deliver such shares of Common Stock to such Holder in accordance with the provisions of this Certificate applicable to the issuance of the Conversion Shares.

(e) Payment on Junior Securities. As long as any Preferred Shares are outstanding, the Corporation shall not (i) purchase, redeem or otherwise acquire for value any shares of Junior Securities, directly or indirectly, other than as a result of reclassification of Junior Securities or the exchange or conversion of one type of Junior Securities for or into another type of Junior Securities, or (ii) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition far value of any share of Junior Securities.

V.	LIQUIDATION PREFERENCE

A. Liquidation Event. If the Corporation or any subsidiary of the Corporation established at any time before or after the Original Issue Date shall (i) commence a voluntary case under the Federal bankruptcy laws or any other :applicable Federal or State bankruptcy, insolvency or similar law, or (ii) consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or (iii) make an assignment for the benefit of its creditors, or (iv) admit in writing its inability to pay its debts generally as they become due, or (v) if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect foil a period of thirty (30) consecutive days, or (vi) liquidate, dissolve or wind up (each such event being considered a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up, unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference (as defined in Article V.C.) with respect to each Preferred Share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the date of filing of this Certificate of Designation) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. Certain Acts Deemed Liquidation Event. For purposes of Section A of Article V, a Change of Control shall be treated as a Liquidation Event.

C. Liquidation Preference. For purposes hereof the “Liquidation Preference” with respect to a share of the Series A Preferred Stock shall mean $1,000 per share, subject to appropriate adjustments in the event of any stock dividend, subdivision, combination or reclassification affecting such shares, plus the amount of any unpaid dividends as of such date, whether or not such dividends are accrued, earned or declared.

VI.	CONVERSION

A. Optional Conversion. In accordance with and subject to the terms and conditions of this Certificate, each Holder of shares of Series A Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series A Preferred Stock into common Stock as set forth below (an “Optional Conversion”). Each share of Series A Preferred Stock shall be convertible into 1,177 fully paid and nonassessable shares of Common Stock (equivalent to $0.85 per share of Common Stock) subject to adjustment as hereinafter provided (the “Conversion Rate”). Upon conversion, all accrued but unpaid dividends (whether or not earned or declared) on the Series A Preferred Stock shall also be paid to the holder in accordance with the terms and conditions of Section IV of this Certificate.

B. Optional Conversion by the Corporation.

(a) Each Holder of Preferred Shares shall convert such Preferred Shares into a number of fully paid and nonassessable shares of Common Stock upon the Corporation Conversion Date (as defined below). The number of Conversion Shares which shall be issued to the Holder upon the occurrence of the Corporation Conversion Date shall be equal to the quotient of (i) the Stated Value of the shares of Preferred Stock outstanding on the Corporation Conversion Date divided by (ii) the Conversion Price in effect on the Corporation Conversion Date.

(b) As used herein, “Corporation Conversion Date” shall be such a date following the first date following the Effective Date that (i) the closing price of the Common Stock on the Trading Market exceeds 300% of the Conversion Rate (as adjusted in accordance with this Certificate) for twenty (20) consecutive Trading Days; and (ii) a Conversion Shares Registration Statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock is effective on the Corporation Conversion Date.

(c) On the Corporation Conversion Date, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that each Holder shall surrender the certificate(s) representing such shares of Preferred Stock to the Corporation promptly following the Corporation Conversion Date. In the event of a Corporation Conversion Date, the Company and the Holder shall follow the procedures for Conversion and the delivery of Conversion Shares set forth in this Section.

(d) In order to effect a mandatory conversion hereunder, the Corporation must deliver to each Holder written notice thereof (a “Corporation Conversion Notice”) on or before 5:00 p.m. (eastern time) on or before the Trading Day inmediate1y following the last Trading Day of the 20 day period referred to in paragraph (b) of this Section VI.B, and the conversion shall be effective on the fifth 5th Trading Day following delivery of such Corporation Conversion Notice (such fifth (5th) Trading Day being the “Mandatory Conversion Date”). Notwithstanding the delivery by the Corporation of a Corporation Conversion Notice, nothing contained herein shall be deemed to limit in any way their right of a Holder to convert such Holder’s Preferred Shares prior to the Corporation Conversion Date.

(e) Limitation on Number of Shares subject to Corporation Conversion. Notwithstanding anything contained herein to the contrary, the Company shall not have the right to effect a conversion hereunder with respect to a Holder’s Preferred Shares without the Holder’s consent to the extent that any such conversion would result in the issuance by the Company to such Holder, during the period of sixty consecutive calendar days ending on (and including) the Mandatory Conversion Date, of a number of shares of Common Stock (including all shares of Common Stock issued pursuant to conversions effected in accordance with Section 5 hereof during such sixty day period) that exceeds 4.99% of the number of shares of Common Stock outstanding on the Corporation Conversion Date. In the event a Holder elects to not convert its Preferred Stock and elects to remain below 5.0% of the number of shares of Common Stock outstanding on the Corporation Conversion Date, then such holder shall not be entitled to the preferences set forth in Section IV - Dividends; V - Liquidation Preferences; and VIII - Protective Provisions. In the event that the conversion of a Holder’s Preferred Shares is limited pursuant to this paragraph, then the Corporation may effect such additional conversions as are necessary to effect the conversion of the remainder of such Holder’s Preferred Shares, each such subsequent conversions to be effective not less than twenty (20) Trading Days following the immediately preceding conversion (as the case may be); provided, that each of the conditions specified herein must be satisfied with respect to any such subsequent conversion; and provided, further, that the limitations set forth in this paragraph shall apply to each such subsequent conversion.

C. Adjustments to Conversion Rate. The Conversion Rate shall be subject to the adjustment from time to time as provided in this Section VI.C.

(a) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination, recapitalization or like event, into a greater or lesser number of shares of Common Stock after the date on which the Series A Preferred Stock is first issued by the Corporation, the Conversion Rate in effect immediately prior to such subdivision, combination, consolidation, recapitalization or stock dividend shall, concurrently with the effectiveness of such subdivision, combination, recapitalization, stock dividend or consolidation, be proportionately adjusted.

(b) Distributions Other Than Cash Dividends Out of Retained Earnings. In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this subsection C(b)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock) or other assets, then, in each such case, provision shall be made so that the holders of Series A Preferred Stock shall receive, in addition to the number of shares of Common Stock receivable upon conversion of such Preferred Shares, the amount of Securities or other assets or property of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event.

(c) Reclassifications and Reorganizations. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series A Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the Holder had converted the Holder’s shares of the Series A Preferred Stock into Common Stock. The provisions of this subsection C(c) shall similarly apply to successive reorganizations, reclassifications, consolidations or corporate sales.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

D. Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock, a Holder of Series A Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A (“Notice of Conversion”) to the Corporation by facsimile dispatched prior to 6:00 p.m., New York City time (the “Conversion Notice Deadline”) on the date specified therein as the Conversion Date (as defined herein) (or by other means resulting in, or reasonably expected to result in, notice to the Corporation on the Conversion Date) to the office of the Corporation or its designated Transfer Agent for the Series A Preferred Stock, which notice shall specify the number of shares of Series A Preferred Stock to be converted, the Conversion Rate and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted); and (ii) surrender the original certificates representing the Series A Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series A Preferred Stock as soon as practicable thereafter.

The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the (‘corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Rate, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within five (5) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 72 hours from the time it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive absent manifest error.

The Corporation shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice.

(a) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date
.
(b) Delivery of Common Stock Upon Conversion. Upon the surrender of certificates representing the Preferred Shares as described above together with a Notice of Conversion, the Corporation shall promptly issue after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnification pursuant to subparagraph (a) above), deliver (or cause its Transfer Agent to so issue and deliver) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any. For the purposes of this paragraph, the term “promptly” shall mean that physical certificates or book- entry transfer via the Depository Trust Company’s “FAST” system is made no later than the close of business on the third Trading Day following the date on which the Company receives the Conversion Notice and the original certificate representing the Preferred Shares being converted into Conversion Shares.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock or the issuance of Series A Preferred Stock dividends. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall either disregard the fractional number and the number of Conversion Shares issuable shall be the next closest whole number of Conversion Shares or pay a cash adjustment in respect of such fraction in an amount equal to the same fraction.

(d) Conversion Date. The “Conversion Date” shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation or its Transfer Agent before 6:00 p.m., New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the late so specified on which the Notice of Conversion is actually received by the Corporation or its Transfer Agent. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series A Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders’ preferential rights as a holder of Series A Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

E. Reservation of Shares. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of all of the Series A Preferred Stock outstanding (based on the Conversion Rate then in effect) shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock.

F. Status as Stockholders. Upon submission of a Notice of Conversion by a Holder of Series A Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a Holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

G. Major Transactions. In the event of a Major Transaction, the Corporation will give each Holder at least twenty (20) Trading Days’ written notice prior to the earlier of (I) the closing or effectiveness of such Major Transaction and (II) the record date for the receipt of such shares of stock or securities or other assets, and: (i) each Holder shall be permitted to convert the Preferred Shares held by such Holder in whole or in part at any time prior to the record date for the receipt of such consideration and shall be entitled to receive, for each share of Common Stock issuable to such Holder upon such exercise, the same per share consideration payable to the other holders of Common Stock in connection with such Major Transaction, and (ii) if and to the extent that a Holder retains any Preferred Shares following such record date, the Corporation will cause the surviving or, in the event of a sale of assets, purchasing entity, as a condition precedent to such Major Transaction, to assume the obligations of the Corporation with respect to the Series A Preferred Stock, with such adjustments to the Conversion Price and the securities covered hereby as may be necessary in order to preserve the economic benefits of the Series A Preferred Stock to such Holder. “Major Transaction” means, with respect to the Corporation, (x) a merger, consolidation, business combination tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Corporation or another entity or (y) the sale by the Corporation of all or substantially all of its assets.

H. Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section, each Holder shall, upon conversion of such Holder’s Preferred Shares, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets: and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section.

I. Conversion Limitations. In no event shall a Holder be compelled to convert any Preferred Shares without his consent to the extent that, upon the conversion of such Preferred Shares, the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of such Preferred Shares), when added to the number of shares of Common Stock issuable upon the conversion of such Preferred Shares, would exceed 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder. To the extent that the limitation contained in this paragraph applies (and without limiting any rights the Corporation may otherwise have), the Corporation may rely on the Holder’s determination of whether Preferred Shares are convertible pursuant to the terms hereof, the Corporation having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder’s representation that the Preferred Shares specified therein are convertible pursuant to the terms hereof. Nothing contained herein shall be deemed to restrict the right of a Holder to convert Preferred Shares at such time as the conversion thereof will not violate the provisions of this paragraph. The limitation contained in this paragraph shall cease to apply to a Holder (x) upon sixty-one (61) days’ prior written notice from such Holder to the Corporation, and (y) immediately upon written notice from such Holder to the Corporation at any time after the public announcement or other disclosure of a Major Transaction or a Change of Control.

VII.	VOTING RIGHTS

On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate, Holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

VIII.	PROTECTIVE PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding the Corporation shall not, without first obtaining the approval (by vote or written Consent) of the holders of at least 66.67% of the then outstanding shares of Series A Preferred Stock:

(a) alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series A Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

(b) alter, amend or repeal, the Certificate of incorporation or By-laws of the Corporation, in a manner that would adversely affect the voting power of the Series A Preferred Stock or any other rights or privileges of the holders of tile Series A Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article III hereof, “Senior Securities”);

(d) create any new class or series of capital stock ranking Pari Passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article III hereof, “Pari Passu Securities”);

(e) increase the authorized number of shares of Series A Preferred Stock, reissue any shares of Series A Preferred Stock which have been converted in accordance with the terms hereof or issue any Series A Preferred Stock except, pursuant to the terms of the Subscription Agreement;

(f) issue any Senior Securities or Pari Passu Securities;

(g) increase the par value of the Common Stock;

(h) directly or indirectly pay or declare any dividend, make any distribution upon, redeem or repurchase any shares of capital stock (except a dividend on, or distribution upon, the Series A Preferred Stock); (ii) agree to any provision in any agreement that would impose any restriction on the Corporation’s ability to honor the exercise of any rights of the holders of the Series A Preferred Stock; or

(i) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the holders of share of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

In the event that the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to the terms hereof, then the Company will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the “Dissenting Holders”) and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Preferred Shares pursuant to the terms hereof as such terms existed prior to such alteration or change, or to continue to hold such Preferred Shares as so modified. No such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of Series A Preferred Stock then outstanding.

IX.	MISCELLANEOUS.

(a) Transfer of Preferred Shares. Upon notice to the Corporation, a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Preferred Shares to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Subscription Agreement. From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

(b) Notices. Any notice, demand or request required or permitted to be given by the Corporation or a Holder shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (immediately followed by written confirmation delivered according to another mechanism provided by this section), unless such delivery is made on a day that is not a Trading Day, in which case such delivery will be deemed to be made on the next succeeding Trading Day, (ii) on the next Trading Day after timely delivery to an overnight courier and (iii) on the Trading Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, potage prepaid), addressed as follows:

If to the Corporation:

SignPath Pharma Inc.
1375 California Road
Quakertown, PA 18951
Attention: Dr. Lawrence Helson
Tel: (215) 538-9996
Email: lhelson@comcast.net

with a copy to:.

Davidoff Hutcher & Citron, LLP
605 Third Avenue
New York, NY 10158
Attn: Elliot H. Lutzker, Esq.
Tel: (212) 557-7200
E-mail: ehl@dhclegal.com

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

(c) Remedies. The remedies provided to a Holder in this Certificate shall be cumulative and in addition to all other remedies available to such Holder under this Certificate or under any Transaction Document, at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided therein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a material breach by it of its obligations hereunder may cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security or indemnity being required.

(d) Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

[END OF SIGNPATH PHARMA INC.’S AMENDED AND RESTATED SERIES A CERTIFICATE OF DESIGNATION]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Designation is executed on behalf of the Corporation this 16th day of July, 2013.

SIGNPATH PHARMA INC.

By: /s/ Lawrence Helson
Name: Lawrence Helson
Title: CEO

EXHIBIT A

FORM OF CONVERSION NOTICE

To: SIGNPATH PHARMA INC.
1375 California Road
Quakertown, PA 18951

The undersigned owner of this Series A Convertible Preferred Stock (the Series A Preferred Stock”) issued by SignPath Pharma Inc. (the “Corporation”) hereby irrevocably exercises its option to convert ________ shares of the Series A Preferred Stock into shares of the common stock, par value $.001 per share (“Common Stock”), of the Corporation in accordance with the terms of the Certificate of Designation. The undersigned hereby instructs the Corporation to convert the number of shares of the Series A Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article VI of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Series A Preferred Stock, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series A Preferred Sock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a holder of the Series A Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby and all voting and other rights associated with the beneficial ownership of such shares of Common Stock shall at such time vest with such person or persons.

Date and time: ___________ __________________

___________________________
Signature

Please print name and address (including zip code number):

___________________________

___________________________

___________________________

EXHIBIT A

Conversion calculations: __________________________________________

Date to Effect Conversion: __________________________________________

Number of shares of Preferred Stock owned prior to Conversion:
Number of shares of Preferred Stock to be Converted:________________________

Amount of Accrued Dividends: __________________________________________

Stated Value of shares of Preferred Stock to be Converted:_____________________

Number of shares of Common Stock to be 1ssued____________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent (o Conversion:_________________

[HOLDER]

By: ________________________________
Name:
Title:

Holder Requests Delivery to be made: (check one)

[ ] By Delivery of Physical Certificates to the Above Address

[ [ Through Depository Trust Corporation
(Account ____________________________)